Exhibit 5.1

June 27, 2014

Speed Commerce, Inc.

1303 East Arapaho Road, Suite 200
Richardson, TX 75081

Re:     REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

We have acted as legal counsel for Speed Commerce, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, and the reoffer prospectus to be used in conjunction with the Registration Statement (the “Prospectus”), relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling shareholders identified in the Prospectus of 4,399,999 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”) that may be issued to the selling shareholders under the terms of the Company’s Series C Preferred Stock, no par value (the “Series C Preferred Stock”) and upon exercise of warrants issued in connection with the sale of the Series C Preferred Stock (the “Warrants”), to be sold in the manner described in the Registration Statement.

In connection therewith, we have examined (a) the Articles of Incorporation and Bylaws of the Company, both as amended to date; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement and the Prospectus. In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been legally incorporated and is validly existing under the laws of the State of Minnesota.

2.

If, as and when the Shares are issued and delivered by the Company in accordance with the terms of the Series C Preferred Stock and the Warrants, including without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/ Winthrop & Weinstine

Capella Tower | Suite 3500 | 225 South Sixth Street | Minneapolis, MN 55402-4629 | Main: (612) 604-6400 | Fax: (612) 604-6800 | www.winthrop.com |

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